UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2004

IMPRESO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29883	75-20849585
(State or other jurisdiction	(Commission File Number)	(I.R.S. employer
of incorporation)		Identification
Number)

652 Southwestern Boulevard, Coppell, TX 75019
(Address of principal executive offices)

(972) 462-0100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( )	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( )	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( )	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( )	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an off-balance sheet arrangement of a registrant

On October 26, 2004, the Company’s wholly owned water bottling subsidiary, Alexa Springs, Inc. completed a $1,895,000 Fixed Rate Tax Oriented Equipment Lease transaction with General Electric Capital Corporation (“GE”) to finance the acquisition of water bottling equipment. The Company guaranteed the equipment lease of its subsidiary.

The equipment lease agreement and other transaction documents (the “Agreement”) contain standard representations, covenants and events of default for agreements of this type, including acceleration of payments upon certain events of default. Events of default under the agreement include a failure to punctually make payments when due, certain bankruptcy or insolvency-related conditions relating to the company, and a continuing failure or default regarding performance of applicable covenants or conditions in the Agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Ian Ratner was appointed to the Board of Directors effective November 1, 2004. Mr. Ratner was also appointed to the Stock Option Committee, the Audit Committee, and as the Audit Committee Financial Expert. Mr. Ratner’s appointment filled a vacancy created by the resignation on April 22, 2004, of the sixth member of the six member Board. Mr. Ratner is a CPA, an ASA (Accredited Senior Appraiser, Business Valuation Section of the American Society of Appraisers), a CFE (Certified Fraud Examiner), and a nationally recognized expert in the area of forensic accounting.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Equipment Lease Agreement dated October 26, 2004 between Alexa Springs, Inc. and General Electric Capital Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRESO, INC. (registrant)
Dated: November 1, 2004	By:	/s/ Marshall D. Sorokwasz
Marshall D. Sorokwasz,
Chairman of the Board, Chief Executive Officer, President, and Director

EXHIBIT INDEX

Exhibit Number	Description
10.1	Equipment Lease Agreement dated October 26, 2004 between Alexa Springs, Inc. and General Electric Capital Corporation.